Exhibit 99.1

Paycom Software, Inc. Increases Stock Repurchase Plan

OKLAHOMA CITY—(BUSINESS WIRE)—Paycom Software, Inc. (“Paycom”) (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced that its Board of Directors has increased and extended its ongoing stock repurchase plan, such that $550.0 million is available for repurchases between June 7, 2022 and June 7, 2024. Prior to the increase, approximately $166.8 million was available for repurchases.

“Today’s increase in our repurchase program provides us with the flexibility to opportunistically return value to stockholders, particularly when there are dislocations in the market,” said Paycom’s founder and CEO, Chad Richison. “Our confidence in Paycom’s growth opportunity remains high, and we have a strong balance sheet and generate significant cash flow. We missed an opportunity to be aggressive buyers of our stock at the beginning of the pandemic, and our new program positions us to responsibly take advantage of market volatility.”

Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b5-1 programs, and the repurchase plan may be suspended or discontinued at any time. The actual timing, number and value of shares repurchased will be determined by a committee of the Board of Directors at its discretion and will depend on a number of factors, including the market price of Paycom’s common stock, general market and economic conditions and other corporate considerations.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country. For more information, visit paycom.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that look to future events and include, but are not limited to, statements regarding Paycom’s business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting Paycom’s business, industry and financial results; and Paycom’s plans to purchase shares of its common stock under the authorized stock repurchase plan. These forward-looking statements speak only as of the date hereof and are subject to business and economic risks. As such, Paycom’s actual results could differ materially from those set forth in the forward-looking statements as a result of the factors discussed in Paycom’s filings with the Securities and Exchange Commission, including but not limited to those discussed in Paycom’s Annual Report on Form 10-K for the year ended December 31, 2021. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Paycom Software, Inc.

Investor Relations Contact:

James Samford, 800-580-4505

investors@paycom.com